Dohan and Company                                      7700 North Kendall Drive
Certified Public Accountants                           Miami, Florida 33156
A Professional Association




December 22, 2006

Ernest Papadoyianis, CEO

Neptune Industries, Inc.

21218 St. Andrews Boulevard

Suite 645

Boca Raton, Florida 33433


Dear Mr. Papadoyianis:


Unexpectedly, we found that you have filed you Form 10-QSB for the period ended September 30, 2006, with the Securities and Exchange Commission, without our concurrence and final review. In fact, as we have previously notified you, your Form 10-QASB contained numerous errors and deficiencies. Certain, but not all, of the items brought to your attention include the following:

1.	The cover page has numerous minor technical errors but more importantly,
	the shares are not in agreement with the financial statements and the wrong box is checked re: current/late reports.

2.	The Table of Contents is incomplete.

3.	The balance sheet wording and format (CAPS, etc.) require additional
	changes.

4.	The statement of operations reports incorrect net loss per share and
	weighted average shares, along with incorrect wording and minor mathematical error(s).

5.	The statement of cash flows incorrectly reports stock options as a cash
	item, and contains minor formatting issues.

6.	The footnotes contain sufficient minor formatting issues that we do not
	want to be associated with.

7.	Amounts included in the body of the report do not necessarily agree with
	amounts reported in the financial statements.

8.	We believe the report date to be incorrect.



In addition to the above you had promised partial payment of the past due balances immediately, with the balance to shortly follow. You have not delivered such payments to us since you promised them.




As a result of your actions, we can no longer continue to serve on this engagement and will so notify the SEC immediately that we are declining to serve any further as principal accountants for Neptune Industries, Inc.


Attached is our final invoice and statement.  Please remit promptly.



Sincerely,



/s/  Irene S. Salum, CPA


Irene S. Salum, CPA

Assurance Department Director


Cc:  United State Securities and Exchange Commission